UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 14, 2010 (December 10, 2010)

Date of Report (Date of earliest event reported)

Protective Life Insurance Company

(Exact name of registrant as specified in its charter)

Tennessee	001-31901	63-0169720
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 10, 2010, Golden Gate IV Vermont Captive Insurance Company (“GG IV”), a newly formed, wholly owned subsidiary of Protective Life Insurance Company (“PLICO”), entered into a Reimbursement Agreement (the “Reimbursement Agreement”) with UBS AG, Stamford Branch, as issuing lender (“UBS”). Under the Reimbursement Agreement, on December 10, 2010, UBS issued a twelve year letter of credit (the “LOC”) in the initial amount of $270 million to a trust for the benefit of PLICO’s wholly owned subsidiary, West Coast Life Insurance Company (“WCL”). Subject to certain conditions, the amount of the LOC will be periodically increased up to a maximum of $790 million in 2016. The LOC was issued to support certain obligations of GG IV to WCL for a portion of reserves related to level premium term life insurance policies reinsured by GG IV from WCL under an indemnity reinsurance agreement effective October 1, 2010. The estimated average annual expense of the LOC under generally accepted accounting principles is approximately $6.4 million, after-tax.

Pursuant to the terms of the Reimbursement Agreement, in the event amounts are drawn under the LOC by the trustee on behalf of WCL, GG IV will be obligated, subject to certain conditions, to reimburse UBS for the amount of any draw and any interest thereon.  The Reimbursement Agreement is “non-recourse” to WCL, PLICO and Protective Life Corporation (“PLC”), meaning that none of these companies are liable to reimburse UBS for any drawn amounts or interest thereon. Pursuant to the terms of a letter agreement with UBS, PLC has agreed to guarantee the payment of fees to UBS under the Reimbursement Agreement. Pursuant to the Reimbursement Agreement, GG IV has collateralized its obligations to UBS by granting UBS a security interest in certain of its assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE INSURANCE COMPANY
/s/Steven G. Walker
Steven G. Walker
Senior Vice President, Controller and Chief Accounting Officer

Dated:            December 14, 2010